Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-152816) pertaining to the 2007 Stock Incentive Plan of Airvana, Inc.

(2)	Registration Statement (Form S-8 No. 333-144724) pertaining to the 2007 Stock Incentive Plan and 2000 Stock Incentive Plan of Airvana, Inc.

(3)	Registration Statement (Form S-8 No. 333-157500) pertaining to the 2007 Stock Incentive Plan of Airvana, Inc.

of our report dated March 9, 2010, with respect to the consolidated financial statements of Airvana, Inc. and the effectiveness of internal control over financial reporting of Airvana, Inc., included in this Annual Report (Form 10-K) for the year ended January 3, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 9, 2010